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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: October 31, 2001
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or          6. If Amendment, Date
        LAPUMA, EDWARD V.                     Statement                     Trading Symbol                        of Original
----------------------------------------      (Month/Day/Year)             W.P. Carey & Co. LLC ("WPC")          (Month/Day/Year)
     (Last)     (First)     (Middle)             June 7, 2001            ------------------------------------
    265 ELIZABETH ST., Apt.1               ----------------------------  5. Relationship of Reporting             ------------------
----------------------------------------   3. I.R.S Identification          Person(s) to Issuer                 7. Individual or
             (Street)                         Number of Reporting           (Check all applicable)                 Joint/Group Fil-
                                              Person, if an entity        ---- Director   ----  10% Owner          ing (Check Appli-
  NY,              NY       10012             (voluntary)                  X                                       cable Line)
--------------------------------------           ###-##-####              ---- Officer    ----  Other (specify     X Form filed by
      (City)      (State)      (Zip)       ----------------------------  (give title below)             below)     --One Reporting
                                                                                   Executive Director                Person
                                                                               ---------------------------         --Form filed by
                                                                                                                     More than One
                                                                                                                     Reporting
                                                                                                                     Person
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                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                     59,797                             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                (Print or Type Responses)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of      4. Conver-    5. Owner-     6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying       sion or       ship          Beneficial Ownership
                                    Expiration Date    Derivative Security         Exercise      Form of       (Instr. 5)
                                    (Month/Day/        (Instr. 4)                  Price of      Derivative
                                    Year)                                          Derivative    Securities:
                                 ----------------------------------------------    Security      Direct
                                 Date      Expira-                    Amount or                  (D) or
                                 Exercis-  tion          Title        Number                     Indirect (I)
                                 able      Date                       of Shares                  (Instr. 5)
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 Option (1)                      4/1/01    4/1/09     Common Stock     25,000       $16.25           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



Explanation of Responses: (1) The options vest in three equal annual installments beginning April 1, 2001

                                            /s/ Edward V. LaPuma                6/8/2001
                                            -------------------------------   -------------
                                            **Signature of Reporting Person        Date


 *If the form is filed by more than one reporting person, see Instruction 5(b)(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See Instruction 6 for procedure.
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